Exhibit 99.1

Media General Reports First-Quarter 2014 Results

  Net operating revenue increased 16% to $144 million, compared to combined net operating revenue of $124 million in the first quarter of 2013
  Broadcast cash flow (BCF) increased 38% to $45.9 million, compared to combined BCF of $33.3 million in the first quarter of 2013; BCF margin in the current quarter was 32%, compared to 27% in the prior year
  Additional $10 million of operating synergies identified as a result of the company’s merger and integration with Young Broadcasting
  On March 21, 2014, Media General and LIN Media announced plans to merge and create the second-largest pure-play local broadcast television company in the United States; subject to various approvals, this merger is expected to close in early 2015

RICHMOND, Va.--(BUSINESS WIRE)--April 28, 2014--Media General, Inc. (NYSE: MEG), a local broadcast television and digital media company, today reported first-quarter 2014 results.

Media General’s president and chief executive officer George L. Mahoney said, “Today we report the first full quarter for the combined Media General and Young Broadcasting, which merged on November 12, 2013. It was an outstanding quarter.”

Comparing first-quarter 2014 results to the first quarter of 2013 as adjusted for the combined company, Mr. Mahoney said, “Our net operating revenue increased 16% from last year and reflects growth in all of our revenue categories. Core local and national gross time sales increased 4.6%. Automotive and telecommunications advertising increased 20% and 50%, respectively, compared to last year. Our stations generated significant revenues during the Sochi Winter Olympics and the NCAA March Madness basketball tournament. Political revenues of $4.4 million were more than five times last year’s level, as we benefited especially from the race in Florida’s 13th congressional district, near Tampa. Also, retransmission consent revenues grew nearly 50%, and digital media revenues rose 33%,” said Mr. Mahoney. “Broadcast Cash Flow increased 38%, primarily as a result of our strong revenue growth, and operating income increased 87%, excluding merger-related expenses in the current quarter. Adjusted EBITDA nearly doubled to $39.3 million compared with $23.2 million last year,” he said.

“The new credit facilities that became effective on our merger with Young Broadcasting have enabled us to lower annualized combined cash interest costs from $75 million to $39 million. Interest expense in the first quarter was just under $10 million, compared with a combined $21.4 million last year. This lower interest expense, combined with revenue growth in the first quarter, enabled us to generate strong free cash flow and repay $36 million of debt. Our net leverage at the end of the first quarter was 4.23x,” said Mr. Mahoney.

“On the operational front, we have embarked on a new initiative to identify and capture additional cost savings by adopting broadcast industry best practices. Today, we are announcing another $10 million of annualized cost synergies to be captured by the end of the year. This is in addition to the initial operating and financial synergies we announced at the time of the merger with Young. We will continue to seek out efficiencies and expect to be in a position to announce more savings later this year,” said Mr. Mahoney.

“On March 21, 2014, we also announced plans to merge with LIN Media in a transaction that will more than double the size of Media General and create the second-largest pure-play local television company in the United States. Scale matters in this industry, and our rapid growth creates the opportunity to further increase shareholder value,” said Mr. Mahoney. The merger with LIN Media is expected to be immediately accretive on a free cash flow per share basis and should be completed in early 2015, subject to regulatory approvals, the approval of Media General and LIN Media shareholders and other customary closing conditions.

GAAP Results for First-Quarter 2014

On November 12, 2013, Media General, Inc. and New Young Broadcasting Holding Co., Inc. (the former Young company) were combined in an all-stock merger transaction. The merger was accounted for as a reverse acquisition. For financial reporting purposes only, Young is the acquirer and the continuing reporting entity. Consequently, the consolidated financial statements of Media General, Inc., the legal acquirer and the continuing public corporation in the transaction, include the operating results for only Young for the three months ended March 31, 2013.

This news release first discusses GAAP results for the first quarter of 2014. The company has appended Supplemental Combined Company Information to this press release. A discussion of these “As Adjusted” first-quarter results follows the GAAP discussion.

Per GAAP, in the first quarter of 2014, net income attributable to Media General was $5.4 million, or 6 cents per diluted share, based on weighted-average diluted common shares outstanding of 88.7 million. Net income attributable to Media General in the first quarter of 2013 was $3.1 million, or 5 cents per diluted share, based on weighted-average diluted common shares outstanding of 60.2 million. The current quarter results included merger-related expenses of $4.8 million. In accordance with GAAP, the presentation of “net income (loss) attributable to Media General” does not include the results of WXXA-TV or WLAJ-TV.

Also per GAAP, net operating revenue in the first quarter of 2014 was $143.9 million, compared with $50 million in the prior year. Total operating costs in the first quarter of 2014 were $124.7 million, compared with $43 million in the prior year. Operating income in the first quarter of 2014 was $19.3 million, compared with $7.1 million in the prior year.

Total debt outstanding decreased to $881.4 million on March 31, 2014, compared with $917 million on December 31, 2013, reflecting consolidated debt repayments of $35.6 million.

Retirement and postretirement plans liabilities decreased to $107.7 million on March 31, 2014, compared with $155.3 million on December 31, 2013, reflecting a $45 million cash contribution to the company’s pension plan in early 2014.

Non-GAAP Results for First-Quarter 2013 (As Adjusted Combined Company)

The appended Supplemental Combined Company Information includes an “As Adjusted" column, which provides financial information for the combined company for the first-quarter 2013. The purpose of the "Adjustments" column is to include legacy Media General revenues and expenses. No other adjustments have been made to the supplemental financial information, which is purely informational and does not purport to be indicative of what would have happened had the merger occurred as of the beginning of the period presented, nor is it indicative of results that may occur in the future, nor does it include any of the synergies of the combined company.

All 2013 results in the discussion below are as adjusted for the combined company.

Net operating revenue of $124 million increased 16% to $144 million in the first quarter of 2014. This increase reflected growth in all revenue categories, including local and national gross time sales, political time sales, retransmission consent and digital media.

Local gross time sales of $72.1 million increased 5.9% to $76.4 million in the first quarter of 2014. National gross time sales of $33.5 million increased 1.8% to $34.1 million in the first quarter of 2014. Core growth included significant increases in several advertising categories, such as 20% in automotive and 50% in telecommunications, as well as healthy increases in healthcare and entertainment. Advertising was very strong during the Sochi Winter Olympics on the company’s nine NBC stations and during the NCAA March Madness basketball tournament on the company’s 12 CBS stations.

Political gross time sales of $879,000 increased to $4.4 million in the first quarter of 2014. Political revenues in the current quarter were buoyed especially by strong spending in the very competitive race in Florida’s 13th congressional district, near Tampa.

Retransmission revenues of $22.8 million increased 49% to $34 million in the first quarter of 2014.

Digital gross time sales of $4.1 million increased 33% to $5.4 million in the first quarter of 2014.

Total operating costs of $111.2 million compared to $124.7 million in the first quarter of 2014, which included $4.8 million of merger-related expenses, and depreciation and amortization was $5.7 million higher this year due to the effects of purchase accounting resulting from the Young merger. Excluding those amounts, total operating costs increased by less than 3% year over year.

Corporate and other expense of $10.1 million decreased 35% to $6.6 million in the first quarter of 2014, the result of lower stock-based compensation, due to the change in the company’s stock price, and lower legacy benefit costs, as a result of the previously discussed pension contribution.

Operating income of $12.8 million increased to $19.3 million in the first quarter of 2014. Excluding merger-related expenses in the current quarter, operating income increased 87%.

Broadcast Cash Flow of $33.3 million increased 38% to $45.9 million in the first quarter of 2014, primarily as a result of growth in all major revenue categories in the current quarter.

Media General provides the non-GAAP financial metrics of broadcast cash flow, EBITDA as adjusted, after-tax cash flow, free cash flow and the Supplemental Combined Company Information. The company believes these metrics are alternative measures used in peer comparison and by lenders, investors, financial analysts and rating agencies to evaluate a company’s ability to service its debt requirements and to estimate the value of the company. A reconciliation of these metrics to amounts on the GAAP statements is included in this news release.

Conference Call and Webcast

The company will host a conference call for investors to discuss the results this morning at 11:00 a.m. ET. The conference call will be webcast simultaneously on the company’s website. The conference call dial-in number is 1-877-261-8992. The pass code is 37093990. The live webcast will be accessible through Media General’s website, www.mediageneral.com. To access the live webcast, click on the link on the home page. Allow at least 10 minutes to complete the links before the webcast begins. A telephone replay of the call will be available through May 5, 2014 by dialing 1-888-843-7419 and using the pass code 37093990.

About Media General

Media General, Inc. is a leading local television broadcasting and digital media company, providing top-rated news, information and entertainment in strong markets across the U.S. The company owns or operates 31 network-affiliated broadcast television stations and their associated digital media and mobile platforms, in 28 markets. These stations reach 16.5 million, or 14%, of U.S. TV households. Sixteen of the 31 stations are located in the top 75 designated market areas. Media General first entered the local television business in 1955 when it launched WFLA in Tampa, Florida as an NBC affiliate. The company subsequently expanded its station portfolio through acquisition. In November of 2013, Media General and Young Broadcasting merged, combining Media General’s 18 stations and Young’s 13 stations.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is not a solicitation of a proxy from any shareholder of Media General, Inc. (“Media General”) or LIN Media LLC (“LIN Media”). In connection with the Agreement and Plan of Merger by and among Media General, Mercury New Holdco, Inc., (“Media General Holdings”), LIN Media and the other parties thereto (the “Merger”), Media General, Media General Holdings and LIN Media intend to file relevant materials with the SEC, including a Registration Statement on Form S-4 to be filed by Media General Holdings that will contain a joint proxy statement/prospectus. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MEDIA GENERAL, LIN MEDIA, MEDIA GENERAL HOLDINGS AND THE MERGER. The Form S-4, including the joint proxy statement/prospectus, and other relevant materials (when they become available), and any other documents filed by Media General, Media General Holdings and LIN Media with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. The documents filed by Media General and Media General Holdings may also be obtained for free from Media General’s Investor Relations web site (http://www.mediageneral.com/investor/index.htm) or by directing a request to Media General’s Investor Relations contact, Lou Anne J. Nabhan, Vice President, Corporate Communications, at (804) 887-5120.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

PARTICIPANTS IN THE SOLICITATION

Media General and LIN Media and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of either Media General or LIN Media in connection with the Merger. Information about Media General’s directors and executive officers is available in Media General’s definitive proxy statement, dated March 14, 2014, for its 2014 annual meeting of shareholders. Information about LIN Media’s directors and executive officers is available in LIN TV Corp.’s definitive proxy statement, dated April 7, 2014, for its 2014 annual meeting of shareholders. Other information regarding the participants and description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Form S-4 and the joint proxy statement/prospectus regarding the Merger that Media General Holdings will file with the SEC when it becomes available.

Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months
	Ending (1)
	March 31,	March 31,
(Unaudited, in thousands except per share amounts)	2014	2013

Net operating revenue	$143,918	$50,045

Operating costs:
Operating expenses, excluding depreciation expense	50,615	19,212
Selling, general and administrative expenses	42,332	14,464
Amortization of program license rights	4,963	2,455
Corporate and other expenses	6,578	2,361
Depreciation and amortization	16,195	4,491
Gain related to property and equipment, net	(771)	---
Merger-related expenses	4,752	---
Total operating costs	124,664	42,983
Operating income	19,254	7,062

Other expense:
Interest expense	(9,990)	(2,140)
Debt modification and extinguishment costs	(98)	---
Other, net	(85)	(101)
Total other expense	(10,173)	(2,241)

Income before income taxes	9,081	4,821
Income tax expense	(3,642)	(1,802)

Net income	5,439	3,019
Net income (loss) attributable to noncontrolling interests (included above)	54	(95)
Net income attributable to Media General (2)	$5,385	$3,114

Earnings per common share (basic and diluted):
Net earnings per common share (basic)	$0.06	$0.07
Net earnings per common share (assuming dilution)	$0.06	$0.05

Weighted-average common shares outstanding:
Basic (3)	88,324	47,803
Diluted (3)	88,731	60,193

(1) On November 12, 2013, Media General, Inc. and New Young Broadcasting Holding Co., Inc. (the Former Young Company) were combined in an all-stock merger transaction. The merger was accounted for as a reverse acquisition. For financial reporting purposes only, the Former Young Company is the acquirer and the continuing reporting entity, but has been renamed Media General, Inc. Consequently, the consolidated financial statements of Media General, Inc., the legal acquirer and the continuing public corporation in the transaction, include the operating results for only the Former Young Company for the three months ended March 31, 2013.

(2) In accordance with generally accepted accounting principles, the Company has presented the caption "Net income attributable to Media General" which excludes the Net income (loss) attributable to noncontrolling interests. Net income (loss) attributable to noncontrolling interests include the results of operation for WXXA-TV and WLAJ-TV. The Company does not own these stations but provides essential services to the stations under joint sales and shared services agreement and also guarantees the debt of both stations. Accordingly the Company consolidates the stations.

(3) For the three months ended March 31, 2013, weighted-average common shares outstanding include the Former Young Company's common shares and share equivalents multiplied by the exchange ratio: 730.6171 shares of Media General for each share and share equivalent of the Former Young Company. For the three months ended March 31, 2014, weighted-average common shares include the share and share equivalents of the combined company.

Media General, Inc.
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(Unaudited, in thousands)	2014	2013

ASSETS

Current assets:
Cash and cash equivalents	$14,255	$71,618
Trade accounts receivable, net	108,151	110,283
Current deferred tax asset	9,391	7,506
Prepaid expenses and other current assets	14,076	13,889
Total current assets	145,873	203,296

Property and equipment, net	278,632	285,467
Deferred tax asset, long-term	37,270	42,711
Other assets, net	35,833	35,477
Definite lived intangible assets, net	233,310	239,642
Broadcast licenses	573,300	573,300
Goodwill	541,475	541,475
Total assets	$1,845,693	$1,921,368

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Trade accounts payable	$18,685	$11,783
Accrued salaries and wages	8,787	14,183
Other accrued expenses and other current liabilities	50,141	42,656
Current installments of long-term debt	2,400	11,217
Current installments of obligation under capital leases	147	153
Total current liabilities	80,160	79,992

Long-term debt	879,000	905,783
Obligations under capital leases, excluding current installments	1,117	1,156
Retirement and postretirement plans	107,713	155,309
Other liabilities	36,068	43,891
Total liabilities	1,104,058	1,186,131

Total stockholders' equity attributable to Media General	743,325	736,981
Noncontrolling interests	(1,690)	(1,744)
Total stockholders' equity	741,635	735,237
Total liabilities and stockholders' equity	$1,845,693	$1,921,368

SUPPLEMENTAL INFORMATION
Media General, Inc.

Broadcast Cash Flow
	Three Months Ending
	March 31,	March 31,
(Unaudited, in thousands)	2014	2013

Operating income	$19,254	$7,062
Add:
Corporate and other expenses	6,578	2,361
Depreciation and amortization	16,195	4,491
Gain related to property and equipment, net	(771)	---
Program license rights, net	(143)	---
Merger-related expenses	4,752	---
Broadcast cash flow	$45,865	$13,914

Net operating revenue	$143,918	$50,045

Broadcast cash flow margin	32%	28%

EBITDA as adjusted
	Three Months Ending
	March 31,	March 31,
(Unaudited, in thousands)	2014	2013

Net income	$5,439	$3,019
Interest expense	9,990	2,140
Debt modification and extinguishment costs	98	-
Depreciation and amortization	16,195	4,491
Income tax expense	3,642	1,802
Gain related to property and equipment, net	(771)	-
Merger-related expenses	4,752	-

EBITDA as adjusted	$39,345	$11,452

After-tax Cash Flow

Net income	$5,439	$3,019
Debt modification and extinguishment costs	98	---
Depreciation and amortization	16,195	4,491
Deferred tax expense	3,556	1,617

After-tax cash flow	$25,288	$9,127

Free Cash Flow

After-tax cash flow	$25,288	$9,127
Capital expenditures	2,510	3,031

Free cash flow	$22,778	$6,096

SUPPLEMENTAL INFORMATION
Media General, Inc.

Selected Revenue Categories
	Three Months Ending
	March 31,	March 31,
(Unaudited, in thousands)	2014	2013
Local (gross)	$76,378	$30,513
National (gross)	34,115	12,914
Political (gross)	4,435	372
Retransmission (gross)	33,961	9,338
Digital (gross)	5,402	1,641

Corporate and other expenses

	Three Months Ending
	March 31,	March 31,
(Unaudited, in thousands)	2014	2013
Corporate (excluding depreciation and amortization)	$6,485	$1,990
Legacy benefit costs (1)	(794)	---
Incentive compensation	472	371
Other operating expenses	415	---
Corporate and other expenses	$6,578	$2,361

(1) Includes the impact of the frozen pension and postretirement obligations to former employees. Due to the benefit of the supplemental pension contribution of $50 million, expected return on plan assets exceeds interest cost on the Company's main retirement plans. As such, the Company is recognizing pension "income" in 2014.

SUPPLEMENTAL COMBINED COMPANY INFORMATION
Media General, Inc.

The supplemental financial information presented below was derived from the historical results of operations of Media General, Inc. and Young. The "As Adjusted" column in each section provides certain financial information for the combined company for the first quarter of 2013. The purpose of the "Adjustments" column in each section is to include legacy Media General revenues and expenses for the three months ended March 31, 2013. No other adjustments have been made to the supplemental financial information. The supplemental information provided does not purport to be indicative of what would have happened had the merger actually occurred as of the beginning of the period presented, nor is it indicative of results which may occur in the future.

Supplemental Summary of Combined Company Income (Loss) from Continuing Operations

	Three Months Ending March 31, 2013
(Unaudited, in thousands)	As Reported	Adjustments	As Adjusted

Net operating revenue	$50,045	$73,939	$123,984

Operating costs:
Operating expenses, excluding depreciation expense	19,212	29,341	48,553
Selling, general and administrative expenses	14,464	22,547	37,011
Amortization of program license rights	2,455	2,662	5,117
Corporate and other expenses	2,361	7,704	10,065
Depreciation and amortization	4,491	5,962	10,453
Gain related to property and equipment, net	---	(43)	(43)
Total operating costs	42,983	68,173	111,156
Operating income	7,062	5,766	12,828

Other income (expense):
Interest expense	(2,140)	(19,242)	(21,382)
Other, net	(101)	51	(50)
Total other expense	(2,241)	(19,191)	(21,432)

Income (loss) before income taxes	4,821	(13,425)	(8,604)

Income tax expense	(1,802)	(3,284)	(5,086)

Income (loss) from continuing operations	$3,019	$(16,709)	$(13,690)

Supplemental Combined Company EBITDA as adjusted, After-tax Cash Flow, and Free Cash Flow

	Three Months Ending March 31, 2013
(Unaudited, in thousands)	As Reported	Adjustments	As Adjusted
Income (loss) from continuing operations	$3,019	$(16,709)	$(13,690)
Interest expense	2,140	19,242	21,382
Depreciation and amortization	4,491	5,962	10,453
Income tax expense	1,802	3,284	5,086
Gain related to property and equipment, net	---	(43)	(43)
EBITDA as adjusted	$11,452	$11,736	$23,188

Income (loss) from continuing operations	$3,019	$(16,709)	$(13,690)
Depreciation and amortization	4,491	5,962	10,453
Deferred tax expense	1,617	3,284	4,901

After-tax cash flow	$9,127	$(7,463)	$1,664

After-tax cash flow	$9,127	$(7,463)	$1,664
Capital expenditures	3,031	3,290	6,321

Free cash flow	$6,096	$(10,753)	$(4,657)

SUPPLEMENTAL COMBINED COMPANY INFORMATION
Media General, Inc.

The supplemental financial information presented below was derived from the historical results of operations of Media General, Inc. and Young. The "As Adjusted" column in each section provides certain financial information for the combined company for the first quarter of 2013. The purpose of the "Adjustments" column in each section is to include legacy Media General revenues and expenses for the three months ended March 31, 2013. No other adjustments have been made to the supplemental financial information. The supplemental information provided does not purport to be indicative of what would have happened had the merger actually occurred as of the beginning of the period presented, nor is it indicative of results which may occur in the future.

Supplemental Combined Company Broadcast Cash Flow

	Three Months Ending March 31, 2013
(Unaudited, in thousands)	As Reported	Adjustments	As Adjusted

Operating income	$7,062	$5,766	$12,828
Add:
Corporate and other expenses	2,361	7,704	10,065
Depreciation and amortization	4,491	5,962	10,453
Gain related to property and equipment, net	---	(43)	(43)
Program license rights, net	---	36	36
Broadcast cash flow	$13,914	$19,425	$33,339

Net operating revenue	$50,045		$123,984

Broadcast cash flow margin	28%		27%

Supplemental Combined Company Selected Revenue Categories

	Three Months Ending March 31, 2013
(Unaudited, in thousands)	As Reported	Adjustments	As Adjusted
Local (gross)	$30,513	$41,614	$72,127
National (gross)	12,914	20,609	33,523
Political (gross)	372	507	879
Retransmission (gross)	9,338	13,502	22,840
Digital (gross)	1,641	2,422	4,063

Supplemental Combined Company Corporate and Other Expenses
	Three Months Ending March 31, 2013
(Unaudited, in thousands)	As Reported	Adjustments	As Adjusted

Corporate and other expenses
Corporate (excluding depreciation and amortization)	$1,990	$4,328	$6,318
Legacy benefit costs	---	832	832
Incentive compensation	371	2,201	2,572
Other operating expenses	---	343	343
Total corporate and other expenses	$2,361	$7,704	$10,065

CONTACT:
Media General, Inc.
Lou Anne J. Nabhan, Vice President-Corporate Communications
804-887-5120
lnabhan@mediageneral.com